Exhibit 99.1

CYTYC LODGES BIDDER’S STATEMENT FOR ALL CASH TENDER OFFER

TO ACQUIRE VISION SYSTEMS LIMITED

Offer Represents Significant Premium for Vision Systems Shareholders

and is Substantially Unconditional

Cytyc seeks early dispatch of Bidder’s Statement from Vision Board due to Superior

Offer

MARLBOROUGH, Mass., Sept. 17, 2006 – Cytyc Corporation (Nasdaq: CYTC) today announced that it has lodged its Bidder’s Statement for its all cash tender offer to acquire Vision Systems Limited (ASX: VSL) for A$2.35 per outstanding share, or a total consideration of A$497 million (US$374 million). Cytyc has also requested approval from the Vision Systems Board of Directors for early dispatch of the Bidder’s Statement to Vision Systems shareholders to allow them to take advantage of the offer as soon as possible.

In the Bidder’s Statement to be sent to Vision Systems shareholders, Cytyc said that its offer:

•	represents a significant premium over the current A$2.13 proposal from Ventana Medical Systems, Inc. (Nasdaq: VMSI),

•	provides certainty of value today and quick payment to be made upon Vision Systems shareholders accepting the offer,

•	is not subject to regulatory approval,

•	has no risk of antitrust issues because, unlike Ventana, Cytyc is not a direct competitor with Vision Systems,

•	is substantially unconditional, and

•	represents a significant premium to the highest daily closing price of Vision Systems’ shares at any time during the three years prior to the announcement of the Ventana proposal.

Cytyc is seeking a favorable recommendation from the Vision Systems Board because Cytyc’s offer is all cash, is at a higher price than the Ventana proposal, has fewer conditions than the Ventana proposal and therefore has greater certainty of payment.

Patrick J. Sullivan, Cytyc’s chairman, chief executive officer and president, said, “Cytyc’s offer represents superior value to Vision Systems shareholders and the combination of our two companies will generate an attractive return for Cytyc shareholders. In preparing our offer we have conducted extensive due diligence, particularly regarding the litigation initiated by Ventana against Vision Systems. We are completely satisfied that this litigation will not affect our resolve to complete the tender offer or its timing.”

ABOUT CYTYC CORPORATION

Cytyc Corporation is a leading provider of best-in-class medical technology that enables physicians and laboratories to improve patient’s lives throughout the world. Cytyc provides diagnostic and minimally invasive surgical products targeting cancer and women’s health. The ThinPrep(R) System is the most widely used method for cervical cancer screening in the United States. The ThinPrep System consists of the ThinPrep(R) 2000 Processor, ThinPrep(R) 3000 Processor, ThinPrep(R) Imaging System, and related reagents, filters, and other supplies. The ThinPrep System also provides the platform from which the Company launched its expansion into breast cancer risk assessment with the FirstCyte(R) Breast Test. The MammoSite(R) Radiation Therapy System is a single-use device for the treatment of breast cancer that positions radiation sources directly into the post-lumpectomy site to optimize radiation treatment delivery while minimizing damage to healthy tissue. The NovaSure(R) Impedance Controlled Endometrial Ablation System, or the NovaSure(R) System, is an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding.

Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC. Cytyc, ThinPrep, NovaSure, MammoSite, and GliaSite are registered trademarks of Cytyc Corporation.

ABOUT VISION SYSTEMS LIMITED

Vision Systems operates two core business units: Vision Bio-Systems manufactures and markets automated instruments and reagents for biopsy-based detection of cancer and infectious diseases in pathology laboratories worldwide. Products include the Bond(TM)-maX advanced staining system, the Peloris(TM) tissue processor, and Novocastra(TM) antibodies and biochemical reagents. Income is generated from capital equipment sales, visualization reagents to the Bond system and Novocastra branded antibodies used in immunohistochemistry for the identification of cancer and infectious diseases.

The second business unit is Invetech, a worldwide provider of research and development services for both internal and external clients, primarily in the international healthcare sector.

During the fiscal year ended June 30, 2006, Vision Systems’ continuing overall sales increased to A$116 million (approximately US$87 million), up 48% compared to the previous year, driven by tremendous growth in the Vision BioSystems unit. The worldwide anatomic pathology market is estimated to be US$1 billion and growing at approximately 10 percent per annum.

FORWARD LOOKING STATEMENTS

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements relating to Cytyc’s future financial condition, operating results and economic performance, and management’s expectations regarding key customer relationships, future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, dependence on key personnel and customers as well as reliance on proprietary technology, uncertainty of product development efforts and product acceptance, management of growth, product diversification, and organizational change, entry into new market segments domestically and new markets internationally, risks associated with litigation, the effective integration of acquired businesses and technologies, competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and healthcare reimbursement policies in the United States and abroad, introduction of technologies that are disruptive to Cytyc’s business and operations, the impact of new accounting requirements and governmental rules and regulations, as well as other risks detailed in Cytyc’s filings with the Securities and Exchange Commission, including those under the heading “Risk Factors” in its 2005 Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q filed with the Commission. Cytyc cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Cytyc disclaims any obligation to publicly update or revise any such statements to reflect any change in its expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

CONTACT:

U.S. Contact:

Tim Adams, Chief Financial Officer

Anne Rivers, Investor Relations

Jeff Keene, Healthcare Media

Cytyc Corporation, 508-263-8765

www.cytyc.com

or

Rhonda Barnat/Mike Pascale

The Abernathy MacGregor Group 212-371-5999

Australia Contact:

Rick Ball /Nick Godhard/Gregory Bittar

Morgan Stanley, + 61 3 9256 8913

or

Christine Lacy/Ross Thornton

Third Person Communications, +61 2 8298 6100